3DIcon Board Member becomes Chairman of Business Advisory Board

TULSA, OK – 04/05/13 -- 3DIcon Corporation (OTCBB:TDCP), a developer of volumetric, three-dimensional display technologies, announced today that Sidney Aroesty, currently a board member of 3DIcon Corporation (“3DIcon”), will be stepping down effective April 15, 2013. Mr. Aroesty will become Chairman of a newly formed Business Advisory Board of 3DIcon and will act as a consultant on an as needed basis. Mr. Aroesty retired as Executive Vice President and Chief Operating Officer of Siemens Medical Solutions Diagnostics, a division of Siemens AG in 2007and joined 3DIcon’s board in 2012. This move is in keeping with his long term retirement plans and reduction of business activities. The Company appreciates the efforts of Mr. Aroesty and looks forward to a continuing relationship as his leadership and business acumen have provided 3DIcon with immeasurable value.

About 3DIcon Corporation

3DIcon Corporation is a developer of groundbreaking 3D projection and display technologies that are designed to produce full color, high-resolution, 360-degree volumetric images, a development many consider to be the next step in 3D display technology. CSpace creates both dense and translucent images for use in mission critical functions including healthcare, security and defense. CSpace enables viewing inside organs, cargo containers, and baggage, as well as large-scale terrain such as oceans and mountains, all of which are beyond the capabilities of other current display methodologies. The company also offers a software product, Pixel Precision®, which targets the R&D market for developers using Texas Instruments' DLP® line of products. For visualization of CSpace images please visit www.3dicon.net.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION ACT OF 1995

With the exception of historical information, the matters discussed in this news release are forward-looking statements that involve a number of risks and uncertainties. The actual future results of 3DIcon could differ significantly from those statements. Factors that could cause actual results to differ materially include risks and uncertainties such as the inability to finance the company's operations, inability to hire and retain qualified personnel, and changes in the general economic climate. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of such terms, or other comparable terminology. These statements are only predictions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by 3DIcon, or any other person, that such forward-looking statements will be achieved. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements.

CONTACT:	3DIcon Corporation

Judy Keating

918-494-0509